Exhibit 3.17(a)

CERTIFICATE OF FORMATION

OF

NRG FUEL CELL HOLDINGS LLC

1.                                      Name: The name of the limited liability company is NRG Fuel Cell Holdings LLC.

2.                                      Registered Office: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.                                      Organizer: The name and address of the sole organizer of the limited liability company is Lynne P. Wittkamp, NRG Energy, Inc., 211 Carnegie Center, Princeton, NJ 08540.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of NRG Fuel Cell Holdings LLC this 12th day of December, 2014.

/s/ Lynne P. Wittkamp
Lynne P. Wittkamp
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:49 PM 12/15/2014
FILED 03:46 PM 12/15/2014
SRV 141537849 - 5657896 FILE